Exhibit 99.6

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Dow starts commercial operations of its adhesive and gap filler production line at its Polyurethanes Systems House in Ahlen, Germany

New capacity will support and advance battery assembly solution growth in the e-mobility segment

MIDLAND, Mich. – May 16, 2024 – Dow (NYSE: DOW) announced today the mechanical completion of its new VORATRON™ Polyurethanes Systems adhesive and gap filler production line at its Polyurethanes Systems House in Ahlen, Germany.

Dow will increase capacity of its VORATRONTM Polyurethane Systems product family tenfold -ensuring it can meet increasing demand for these materials in battery assembly solutions for the e-mobility segment.

Dow VORATRON™ Polyurethane Systems products, such as high-strength adhesives and thermally conductive composites, are crucial to achieving the fast-evolving demands of mechanical and thermal management performance that different electric vehicle battery designs require. VORATRON™ Polyurethane Systems help Tiers and OEMs advance their performance, processing, and sustainability goals through:

•	Low-density products support the automotive industry’s ambition for vehicle weight reductions.

•	Improved processability, such as low squeeze force and optimized rheology and kinetics, provide versatility and efficiency to different assembly processes.

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High performance thermally conductive adhesives and gap fillers that enable the combination of tailored mechanical properties and efficient thermal management which are critical to safety, range, and reliability of electric vehicles.

Powered by 100% renewable energy, the site operations also help advance sustainability goals for Tiers and OEMs. All process machines, forklifts and movers at the facility are driven by electrical motors, supporting Dow’s continued efforts to reduce carbon emissions around the world.

“By 2030, more than one in four new passenger cars sold will be electric vehicles. Dow’s investment in this adhesive and gap filler production line is well-timed to capture this new demand,” said Dr. Esther Quintanilla, Dow’s global MobilityScience™ marketing director. “The battery is the key to the automotive evolution, and this advancement allows us to serve the current and future EV segment. Dow is committed to supplying our customers with a reliable supply of high-performance materials for the battery assemblies, which are among the most critical technologies enabling this growth.”

Dow builds on 100+ years of transportation experience and expertise in application development to deliver innovative, cutting-edge solutions that keep the world moving. For more detailed information on Dow’s ongoing commitment to the mobility industry visit: https://www.dow.com/mobilityscience.

For more information about Dow’s portfolio of advanced battery pack gap filler options, visit: https://www.dow.com/en-us/brand/voratron.html.

About Dow

Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting Dow.com.

For further information, please contact:

Sarah Young

Phone: +1 989-638-6871

syoung3@dow.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow